Filed Under Rule 424(b)(3), Registration Statement Nos. 333-100527 and 333-123085
Pricing Supplement Number 144 Dated 12/19/2005
(To: Prospectus Dated May 17, 2005, as supplemented by Prospectus Supplement Dated )

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RF50	100%	1.000%	FIXED	4.600%	MONTHLY	01/15/2011	02/15/2006	$4.98	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.
Note: **Two week offering - expected trade date 1/3/06**

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RF68	100%	1.100%	FIXED	4.700%	SEMI-ANNUAL	01/15/2012	07/15/2006	$24.68	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.
Note: **Two week offering - expected trade date 1/3/06**

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RF76	100%	2.500%	FIXED	5.650%	SEMI-ANNUAL	01/15/2033	07/15/2006	$29.66	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 01/15/2011 and every coupon date thereafter.
Note: **Two week offering - expected trade date 1/3/06** The GE Capital Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 01/15/2011 at a redemption price equal to 100% of the principal amount of the GE Capital InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

General Electric Capital Corporation	Offering Dates: December 19, 2005 through January 03, 2006
Trade Date: January 03, 2006 @12:00 PM ET
Settle Date: January 06, 2006
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Banc of America Securities LLC, Incapital LLC, A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley, UBS Financial Services Inc., Wachovia Securities LLC

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved.

General Electric Capital Corporation $14,651,734,000.00 GE Capital* InterNotes® Prospectus Dated 17-May-05